EXHIBIT 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

ALL THINGS MOBILE ANALYTIC, INC.

(Exact Name of Registrant as Specified in its Charter)

		Maximum	Maximum	Maximum
		Offering	Aggregate	Amount of
Title of Each Class	Amount to be	Price Per	Offering	Registration
of Securities to be Registered	Registered	Share	Price	Fee (1)
Common Stock, $0.001 par value per share	30,000,000	$0.05	$1,500,000	$229.70
Common Stock, $0.001 par value per share (Selling Shareholders) (2)	12,400,000	$0.05	$640,000	$98.00
Total	42,400,000		$2,140,000	$327.70

(1)

Estimated solely for the purpose of calculating the registration fee under Rule 457(a) and (o) of the Securities Act of 1933.Based on the calculation of multiplying the aggregate offering amount by $0.00014760

(2)	We will not receive any proceeds from the sale of shares by the selling shareholders.